Exhibit 4.7

2016 RESTATEMENT

NATIONAL FUEL GAS COMPANY TAX-DEFERRED SAVINGS PLAN

AMENDMENT NO. 3

Under Section 11.1 of the National Fuel Gas Company Tax-Deferred Savings Plan (the “Plan”), National Fuel Gas Company (the “Company”) reserves the right to modify or amend the Plan. This Amendment No. 3 of the Plan (the “Amendment”) is adopted to make certain clarifications and amendments requested by the Internal Revenue Service as a condition of a favorable determination letter received with respect to the Plan dated January 6, 2017. This Amendment is effective immediately or as otherwise provided herein.

This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

The Plan is amended in the following respects:

1.      Section 1.3(k) (Definition of “Entry/Adjustment Date”) is clarified to read, in its entirety, as follows:

(k)    Adjustment Date means February 1 and August 1 of each Plan Year, or any other date or dates established by the Committee in advance of any Plan Year on which a Participant may change his or her contribution percentage. Notwithstanding the preceding sentence and solely for purposes of Section 3.1, in the case of a Participant whose Base Pay is reduced during the course of a Plan Year as a result of the Participant electing unpaid leave under the Family & Medical Leave Act of 1993, as a result of a workers compensation benefit or as a result of the enforcement of the Company’s sick pay policy, as it may be in effect from time to time, the Committee may declare in a nondiscriminatory manner that an additional Adjustment Date will have occurred for such Participant as of the date such Participant’s Base Pay is reduced. The intent of the preceding sentence is to prevent a violation of Section 415 of the Code due to an unexpected decrease in Base Pay.

2.      The term “Entry/Adjustment Date” each time it appears in the Plan is replaced with “Adjustment Date.”

3.      Section 1.3(z) (Definition of “Year of Participation Service”) is clarified to read, in its entirety, as follows:

(z)    Year of Participation Service means (1) the 12-consecutive-month period commencing with an Employee’s Date of Hire and ending on the last day before the first anniversary of his or her Date of Hire, or (2) each Plan Year commencing after the Employee’s Date of Hire, provided in each case such Employee completes at least 1,000 Hours of Service during such 12-consecutive-month period or Plan Year, as applicable.

4.       Section 1.3(cc) (Definition of “Year of Vesting Service”) is clarified as follows:

a.	Paragraph (2) is clarified by deleting the last paragraph thereof (after subparagraph (iii)) and replacing it with the following:

Notwithstanding the foregoing, a Participant may not accrue Years of Vesting Service during any period in which he or she is not an Employee.

b.	Paragraph (3) is clarified by deleting the definition of “Participation Commencement Date” in subparagraph (i) and replacing it with the following:

“Participation Commencement Date” means the first date on which an Employee performs an hour of service, as defined in Labor Regulations Section 2530.200b-2(a)(1), and that is on or after the Employee’s Date of Hire or, in the case of an Employee who has a Severance from Service Date, upon the Employee’s reemployment by the Company.

5.      Section 2.1 is amended and clarified to read, in its entirety, as follows:

Section 2.1    Age and Service Requirements.

(a)    An Eligible Employee (other than a Special Article XIX Employee) will become a Participant in the Plan on first day of the payroll period that begins after the later of (1) his or her completion of one Year of Participation Service for an Eligible Employee and (2) his or her attainment of age 21 or, for the Participants listed on Schedule B (the “Listed Participants”), without regard to the age requirement contained in this section 2.1(a)(2).

(b)    Each Eligible Employee (other than a Special Article XIX Employee) who completes the service requirement in (a)(1), but who has a Severance from Employment before becoming a Participant will immediately become a Participant when he or she returns to the service of the Company unless the Eligible Employee, when he or she returns to the service of the Company, has not yet satisfied the age requirement in (a)(2). Notwithstanding the preceding sentence, an Eligible Employee will not commence participation in the Plan before the date that otherwise would have applied had the Participant not had a Severance from Employment.

(c)    Notwithstanding (a) and (b), an Eligible Employee (other than a Special Article XIX Employee) who has satisfied the age requirement in (a)(2) and completed 1,000 Hours of Service by the last day of the sixth month of a 12-month computation period, or by the last day of any subsequent month of that period, may, on the first day of the first payroll period that begins after that date, make Wage Reduction Contributions under Section 3.1 and receive Matching Contributions under Section 3.3 and will become a Participant for purposes of Sections 3.1 and 3.3, but not for purposes of Section 3.2.

(d)    A Special Article XIX Employee will be treated as a “Participant” for purposes of Section 3.1, but not for purposes of Sections 3.2 or 3.3, and may begin to make Wage Reduction Contributions as of the first day of the first payroll period coincident with or following the earlier of (1) his or her completion of one Year of Participation Service and (2) the second anniversary of his or her Date of Hire. A Special Article XIX Employee is not eligible for Company Contributions or Matching Contributions.

6.      Section 2.2(a) (“Employee Becomes Eligible Employee”) is amended and clarified to read in its entirety as follows:

(a)    Employee Becomes Eligible Employee. If an Employee’s status changes so that he or she becomes an Eligible Employee, he or she will become a Participant on the later of the first day of the month coincident with or next following his or her satisfaction of the age and service requirements in Section 2.1 or the first day of the first payroll period that begins on or after the date of the change in status.

7.      Section 3.4 (“Rollover Contributions”) is amended by deleting the first clause thereof (before subsection (a)) and replacing it with the following:

A Participant may make a rollover contribution to the Plan from another qualified plan, pursuant to a uniform, non-discriminatory policy adopted by the Committee, provided that:

8.      Section3.10(c)(3) (“Timing of Contributions”) is clarified by replacing the phrase “Wage Reduction Contributions” with “corrective Wage Reduction Contributions”.

9.      Section 4.2(d) is clarified by deleting the last sentence thereof and replacing it with the following:

For purposes of the preceding sentence, if the value of a Participant’s vested account balance is zero at the time of the Participant’s Severance from Employment or becoming Totally and Permanently Disabled, the Participant shall be deemed to receive a distribution of such zero vested account balance and any nonvested benefits in the Participant’s Retirement Savings Account shall be forfeited (subject to restoration as provided in the preceding sentence).

10.       Section 6.2 (“Allocation of Income and Expenses”) is clarified by deleting the last sentence thereof and replacing it with the following:

Notwithstanding the foregoing, any expenses of administration of the Plan that are paid from the Trust will be charged to the various accounts maintained by the Trustees in a nondiscriminatory manner determined at the discretion of the Committee or, if the Committee has delegated its responsibilities under Section 8.1 to other persons, at the discretion of those persons.

11.      Section 6.6(a) (“Participant-Directed Investments”) is clarified by deleting the first sentence thereof and replacing it with the following:

Notwithstanding any other provision of the Plan or the Trust, a Participant or Beneficiary may, pursuant to a uniform, nondiscriminatory policy adopted by the Committee, direct that the Trustees invest amounts credited to his or her accounts in any manner authorized by the Plan or the Trust and permitted under the Code.

12.      Section 8.3 (“Designation of National Stock Funds A and B as an ESOP”) is clarified by deleting the last sentence thereof and replacing it with the following:

The ESOP portion of the Plan is designed to be invested primarily in shares of National common stock, which are qualifying employer securities within the meaning of Section 4975(e)(8) of the Code by reason of being readily tradeable on an established securities market, or otherwise being common stock issued by National that has a combination of voting power and dividend rights equal to or in excess of (a) the class of common stock of National having the greatest voting power, and (b) the class of common stock of National having the greatest dividend rights.

13.      Article 9 is clarified as follows:

a.	Subsection (j) (definition of “Super Top-Heavy Plan”) of Section 9.1 is deleted and existing subsection (k) is re-lettered as subsection (j).

b.	Subsections (c) and (d) of Section 9.2 (“Top-Heavy Rules”) are deleted.

14.      Section 10.11 (“Valuation”) is clarified by deleting the first sentence thereof and replacing it with the following:

Notwithstanding the provisions of Article 6, the Committee may in a nondiscriminatory manner change its valuation methods and procedures at any time without advance notice to Participants.

15.      The Plan’s Table of Contents and any cross-references are amended to reflect the changes made herein.

16.      In all other respects, the Plan remains unchanged.

NATIONAL FUEL GAS COMPANY

/s/ akk	By:	/s/ P. M. Ciprich
	Name:	P. M. Ciprich
	Title:	Senior VP, General Counsel & Secretary
	Date:	January 30, 2017

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